Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, January 23, 2012

Source: Photonic Products Group, Inc.

PHOTONIC PRODUCTS GROUP, INC. (“PPGI”) ANNOUNCES NAME

CHANGE TO INRAD OPTICS, INC.

Northvale, NJ January 23, 2012 – The directors of Photonic Products Group, Inc. are pleased to announce that at a Special Meeting of the Shareholders held January 18, 2012, a change of the Company name was approved, from Photonic Products Group, Inc. to Inrad Optics, Inc.

Inrad Optics, Inc. has long been known as one of the photonic industry’s seminal crystalline products companies. Founded in 1973 as Inrad, Inc., the Company operated under the name Photonic Products Group, Inc. until the recent name change.

The Company has executed the name change in order to leverage the positive historical and current brand equity of the original Inrad name, and more clearly communicate the Company’s principal business activities to both the photonics marketplace and the investment community. The stock, listed on the OTC BB, will continue to trade as PHPG.OB in the immediate future.

Joe Rutherford, Inrad Optics CEO, said of the name change, “The original Inrad organization possessed a remarkable history that began in the formative years of the laser industry. Our new name pays homage to that history, and also signifies a bright new future for our organization.”

Inrad Optics built its reputation on its ability to grow and fabricate crystalline materials to exceptional quality standards. Today, Inrad Optics is a vertically-integrated photonics manufacturer offering crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies.

Its products are used in a wide variety of defense, aerospace, laser, medical, process control and metrology applications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “should”, “will”, “plan”, “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2010. The forward looking statements made in this news release are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.